Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
April 2, 2008

Subscription until April 24, 2008

CertPLUS Securities® ■ Linked to the: S&P 500 Index ■ 3.5 Years | [100%-110%] Upside Participation | 40% Contingent Protection	Offering Period Closes on: Apr. 24, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse Nassau Branch has filed a registration statement (including pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the preliminary pricing supplement subject to completion dated March 31, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” sections of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at:
http://www.sec.gov/Archives/edgar/data/1053092/000104746908003832/a2183823z424b2.htm

S&P 500 INDEX CERTPLUS OVERVIEW

S&P 500 Index CertPLUS (the “Securities”) allow investors to receive at maturity [100% - 110%] uncapped upside participation in the performance of the S&P 500 Index , plus a 40% layer of contingent principal protection.

Investors are only exposed to a loss of principal if the Index declines by 40% or more during the life of the investment.

INDICATIVE PRODUCT TERMS:
Security Codes:	CUSIP: 22546EBE3 | ISIN: US22546EBE32	Redemption	For each $1,000 principal amount of the Securities, on
Issuer:	Credit Suisse, acting through its Nassau Branch	Amount at	the Maturity Date, a holder will receive an amount in
Distributor:	Credit Suisse Securities (USA) LLC	Maturity:	cash equal to the principal amount of the Securities
Aggregate Amount:	USD TBD		multiplied by the sum of 1+ Index Return
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and
	integral multiples of U.S. $1,000 thereafter	RELEVANT DATES:
Initial Index Level:	Closing level of the Underlying Index on the Trade Date
Final Index Level:	Closing level of the Underlying Index on the Valuation	Offering Period:	Closes on Apr. 24 @ 3:00pm EST
	Date	Trade Date:	April 24, 2008
Participation:	[100.00% - 110.00%]	Settlement Date:	April 30, 2008
Contingent Barrier	60% of the Initial Level (40% below the Initial Index	Valuation Date:	October 24, 2011
Level:	Level)	Maturity Date:	October 28, 2011 (3.5 years )
Trigger Event:	A Trigger Event occurs once the Index is at or below the Contingent Barrier Level at any time between the Trade Date and Valuation Date.
Index Return:

(a.)  If the Final Index Level is > the Initial Index Level, then the Index Return will equal:

■      Participation x ((Final Index Level – Initial Index Level) / Initial Index Level), or

(b.)  If the Final Index Level is < the Initial Index Level and a Trigger Even has not occurred, then the Index Return will equal: Zero, or

(c.)  If the Final Index Level is < the Initial Index Level and a Trigger Event occurred, then the Index Return will equal:

■      (Final Index Level – Initial Index Level) / Initial Index Level

Index	Bloomberg Ticker	Weighting	Initial Index Level	Prospectus Link
S&P 500 Index	SPX <INDEX>	100%	TBD	S&P 500

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Structure Overview:

Index:	S&P 500 Index (Ticker: SPX)
Term:	3.5 Year
Contingent Barrier Level:	60% of the Initial Index Level
Participation:	[100% - 110%]
Trigger Event:	A Trigger Event will occur once the Index is at or below 60% of the Initial Index Level at any time between the Trade Date and Valuation Date.
Index Return:

(a.) If the Final Index Level is > the Initial Index Level, then the Index Return will equal:

■     Participation x ((Final Index Level – Initial Index Level) / Initial Index Level), or

(b.) If the Final Index Level is < the Initial Index Level and a Trigger Even has not occurred, then the Index Return will equal: Zero, or

(c.) If the Final Index Level is < the Initial Index Level and a Trigger Event occurred, then the Index Return will equal:

■     (Final Index Level – Initial Index Level) / Initial Index Level

Return at Maturity per $1,000 Principal Amount of Securities:	At maturity you receive $1,000 x (1+ Index Return)

Who Should Invest in the CertPLUS Securities:

•                  Investors who are bullish on the Index and looking to add exposure to the S&P 500 Index in their portfolio and who are interested in uncapped upside participation in the Index, and are able to withstand a loss of their investment in the event the Index declines by 40% or more.

Hypothetical Upside Scenario:

•                  The Index appreciated by the valuation date:  Investors receive back their initial investment plus [100.00%- 110%] of the appreciation of the Index.

Hypothetical Downside Scenario:

•                  The Index depreciated by the valuation date and the Index depreciated by 40% or more at any time during the life of the investment resulting in a Trigger Event:  Investors participate in 100% of the losses and can lose up to their entire investment.

*Hypothetical scenarios are neither indicators nor guarantees of future Index performance.  Actual results will vary, perhaps materially from the hypothetical analysis.

*This graph assumes that the Participation is set at the midpoint of the range set forth on page 2 of this free writing prospectus.

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the pricing supplement subject to completion dated March 31, 2008, the  prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 before investing in the securities.

An investment in the Securities is not principal protected.  You may receive less at maturity than you originally invested, or you may receive nothing should the Index decline to zero.

The securities do not pay interest.  CSSU will not pay interest on the Securities.  Even if the payment at maturity exceeds the principal amount of the Securities, you may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities.

An investment in the Securities is not the same as an investment in the stocks underlying the Index or a security directly linked to such Index. The payment of dividends on the stocks which comprise, or underlie, an Index has no effect on the calculation of the value of that Index.  Accordingly, the Index Return based on the percentage change in the Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

There may be little or no secondary market for the Securities.  The Securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the Securities will develop.  Credit Suisse Securities (USA) LLC currently intends to make a market in the Securities, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the Securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the value of the Securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the Securities in the secondary market, including:

•   The current level of the Index.   •   Interest and yield rates in the market.   •   The volatility of the Index.   •   Economic, financial, political and regulatory or judicial events that affect the securities underlying the reference indices or stock markets generally and which may affect the appreciation of the Index.   •   The time remaining to the maturity of the Securities.   •   The dividend rate on the stocks underlying the Index.   •   Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

© 2007 Credit Suisse and its subsidiaries and affiliates. All rights reserved

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Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com